Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ELECTS TERESA BECK TO BOARD OF DIRECTORS

San Diego, CA – March 6, 2006 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that Teresa Beck has been elected to the company’s Board of Directors effective immediately.  Ms. Beck will serve on Amylin’s Audit Committee.

“We are very pleased to welcome Teresa to the Amylin Board,” said Daniel M. Bradbury, President and CEO of Amylin Pharmaceuticals.  “Her operational expertise, financial acumen, and retail experience will make her a valuable addition to our board.”

Ms. Beck was President of American Stores Company from 1998 to 1999, serving 17 years with the $20 billion food and drug retailer.  She also served as the company’s Chief Financial Officer from 1993 to 1998.  She stepped down as President in conjunction with American Stores’ merger with Albertsons, Inc.

Her professional career includes service as audit manager for Ernst & Whinney, an accounting firm, and controller of the Steiner Financial Corporation in San Francisco, California.  Ms. Beck received a bachelor’s degree in accounting and a master’s of business administration from the University of Utah.

In addition to serving on the Amylin board, Ms. Beck is actively involved as a director for Questar Corporation and Lexmark International, Inc.  She also serves on the not-for-profit boards of  Intermountain Health Care, The Nature Conservancy of Utah in Salt Lake City, Utah and The Nature Conservancy in Arlington, Virginia.  Ms. Beck’s previous board positions include Textron, Inc., Albertsons, Inc. and ICOS Corporation.  She was named one of eight Outstanding Directors for 2004 by The Institute of Outstanding Directors, in recognition of her efforts to overhaul financial reporting at Textron, Inc.  In 1998, she was included in Fortune Magazine’s first-ever list of the 50 most powerful women in American business.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1,500 employees nationwide.  For more information about Amylin visit www.amylin.com.

CONTACT:
Alice Bahner
Executive Director, Investor Relations
Amylin Pharmaceuticals, Inc.
+1-858-552-2200
www.amylin.com